Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-191520, 333-191521, 333-196198, 333-205903 and 333-214599), on Form S-3 (No.333-196374) and on Form S-1 (No. 333-215284) of Cancer Genetics, Inc. of our report dated March 23, 2017, relating to the consolidated financial statements of Cancer Genetics, Inc. and Subsidiaries appearing in the Annual Report on Form 10-K of Cancer Genetics, Inc. for the year ended December 31, 2016.

/s/ RSM US LLP

New York, New York
March 23, 2017